Exhibit 99.2

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

IMCLONE SYSTEMS ISSUES STATEMENT REGARDING EUROPEAN COMMISSION
APPROVAL FOR ERBITUX® FOR THE TREATMENT OF HEAD AND NECK CANCER

New York, NY – April 3, 2006 – ImClone Systems Incorporated (NASDAQ: IMCL) today issued the following statement regarding the announcement that Merck KGaA, Darmstadt, Germany, has been granted marketing authorization by the European Commission to extend the use of ERBITUX® (Cetuximab), in combination with radiotherapy, to the treatment of patients with locally advanced squamous cell carcinoma of the head and neck:

“The approval of ERBITUX by the European Commission is a significant advancement for patients with head and neck cancer,” stated Joseph L. Fischer, Interim Chief Executive Officer of ImClone Systems. “Designed to inhibit the function of the epidermal growth factor receptor (EGFR), ERBITUX is the first and only monoclonal antibody approved for head and neck cancer. This approval was based on data demonstrating an improvement in overall survival. This benefit was achieved in one of the largest studies ever conducted in head and neck cancer, which is part of a broad, evidence-based development plan for ERBITUX aimed at demonstrating the therapy’s potential in treating human cancers.”

With the European Commission’s approval, ERBITUX will be available for the treatment of head and neck cancer in all 25 member states of the European Union as well as Iceland and Norway in accordance with local legal regulations. ERBITUX is already licensed in 53 countries for metastatic colorectal cancer after failure of irinotecan-based chemotherapy.

The license application is based on the results from a randomized, international phase III trial (IMCL-9815), conducted by ImClone Systems and Merck KGaA, which examined the impact of combining ERBITUX with radiation on overall survival and locoregional control in 424 patients with locally or regionally advanced SCCHN.

ERBITUX was granted approval by SwissMedic in December 2005 for use in combination with radiotherapy in the treatment of patients with previously untreated advanced SCCHN. On March 1, 2006, the FDA approved ERBITUX for use in combination with radiotherapy for the treatment of locally or regionally advanced SCCHN and as a single agent in recurrent or metastatic SCCHN where prior platinum-based chemotherapy has failed.

About Head and Neck Cancer

In Europe alone, around 100,800 people are diagnosed with head and neck cancer and almost 40,000 die from the disease every year.(1) Head and neck cancer is the sixth most frequently occurring cancer worldwide.(2) Head and neck cancer includes cancers of the tongue, mouth, salivary glands, pharynx, larynx, sinus, and other sites located in the head and neck area. About 90 percent of head and neck cancers are of the squamous cell variety(3) and nearly all express epidermal growth factor receptor (EGFR), which is critical for tumor growth.(4)

About ERBITUX® (Cetuximab)

ERBITUX is a monoclonal antibody (IgG1 MAb) designed to inhibit the function of a molecular structure expressed on the surface of normal and tumor cells called the epidermal growth factor receptor (EGFR, HER1, c-ErbB-1). In vitro assays and in vivo animal studies have shown that binding of ERBITUX to the EGFR blocks phosphorylation and activation of receptor-associated kinases, resulting in inhibition of cell growth, induction of apoptosis, and decreased matrix metalloproteinase and vascular endothelial growth factor production. In vitro, ERBITUX can mediate antibody-dependent cellular cytotoxicity (ADCC) against certain human tumor types. While the mechanism of ERBITUX’ anti-tumor effect(s) in vivo is unknown, all of these processes may contribute to the overall therapeutic effect of ERBITUX. EGFR is part of a signaling pathway that is linked to the growth and development of many human cancers, including those of the head and neck, colon and rectum.

ERBITUX (Cetuximab), in combination with radiation therapy, is indicated for the treatment of locally or regionally advanced squamous cell carcinoma of the head and neck. ERBITUX as a single agent is indicated for the treatment of patients with recurrent or metastatic squamous cell carcinoma of the head and neck for whom prior platinum-based therapy has failed. ERBITUX is indicated for the treatment of ERGFR-expressing, metastatic colorectal carcinoma in combination with irinotecan for patients who are refractory to irinotecan-based chemotherapy, and as a single agent for patients who are intolerant to irinotecan-based therapy. The effectiveness of ERBITUX in EGFR-expressing mCRC cancer is based on objective response rates. Currently, no data are available that demonstrate an improvement in disease-related symptoms or increased survival with ERBITUX.

For full prescribing information, including boxed WARNINGS for ERBITUX, visit http://www.ERBITUX.com.

Important Safety Information

Grade 3/4 infusion reactions, rarely with fatal outcome (<1 in 1000), occurred in approximately 3% (46/1485) of patients receiving ERBITUX (Cetuximab) therapy. These reactions were characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, hypotension, and/or cardiac arrest. Severe infusion reactions require immediate and permanent discontinuation of ERBITUX therapy.

Most reactions (90%) were associated with the first infusion of ERBITUX despite the use of prophylactic antihistamines. Caution must be exercised with every ERBITUX infusion as there were patients who experienced their first severe infusion reaction during later infusions. A 1-hour observation period is recommended following the ERBITUX infusion. Longer observation periods may be required in patients who experience infusion reactions.

Cardiopulmonary arrest and/or sudden death occurred in 2% (4/208) of patients with squamous cell carcinoma of the head and neck treated with radiation therapy and ERBITUX. ERBITUX in combination with radiation therapy should be used with caution in patients with known coronary artery disease, congestive heart failure and arrhythmias. Close monitoring of serum electrolytes, including serum magnesium, potassium, and calcium during and after Cetuximab therapy is recommended.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in less than 0.5% of 774 patients with advanced colorectal cancer (mCRC) receiving ERBITUX. There was one case (n=796) of ILD reported in patients in head and neck clinical trials with ERBITUX.

In clinical studies of ERBITUX, dermatologic toxicities, including acneform rash, skin drying and fissuring, and inflammatory and infectious sequelae (e.g. blepharitis, cheilitis, cellulitis, cyst) were reported. Severe (Grade 3/4) acneform rash was reported in 17% of 208 patients with head and neck cancer treated with ERBITUX plus radiation and in 1% of 103 patients treated with ERBITUX as a single agent as well as 11% of 774 patients with mCRC treated with ERBITUX. Sun exposure may exacerbate these effects. A related nail disorder, occurring in 12% (0.4% Grade 3) of patients, was characterized as a paronychial inflammation.

The safety of ERBITUX in combination with radiation therapy and cisplatin has not been established. Death and serious cardiotoxicity were observed in a single-arm trial with ERBITUX, delayed, accelerated (concomitant boost) fractionation radiation therapy, and cisplatin (100 mg/m2) conducted in patients with locally advanced squamous cell carcinoma of the head and neck. Two of 21 patients died. Four patients discontinued treatment due to adverse events.

The incidence of hypomagnesemia (both overall and severe [NCI CTC Grades 3 & 4]) was increased in patients receiving ERBITUX alone or in combination with chemotherapy as compared to those receiving best supportive care or chemotherapy alone based on ongoing, controlled clinical trials in 244 patients. Approximately one-half of these patients receiving ERBITUX experienced hypomagnesemia and 10-15% experienced severe hypomagnesemia. Electrolyte repletion was necessary in some patients and in severe cases, intravenous replacement was required. Patients receiving ERBITUX therapy should be periodically monitored for hypomagnesemia, and accompanying hypocalcemia and hypokalemia during, and up to 8 weeks following the completion of, ERBITUX therapy.

The most serious adverse reactions associated with ERBITUX in combination with radiation therapy in patients with head and neck cancer were infusion reaction (3%), cardiopulmonary arrest (2%), dermatologic toxicity (2.5%), mucositis (6%), radiation dermatitis (3%), confusion (2%) and diarrhea (2%).

The most serious adverse reactions associated with ERBITUX in mCRC clinical trials (N=774) were infusion reaction (3%), dermatologic toxicity (1%), interstitial lung disease (0.4%), fever (5%), sepsis (3%), kidney failure (2%), pulmonary embolus (1%), dehydration (5% in patients receiving ERBITUX with irinotecan, 2% in patients receiving ERBITUX as a single agent), and diarrhea (6% in patients receiving ERBITUX with irinotecan, 0.2% in patients receiving ERBITUX as a single agent).

The overall incidence of late radiation toxicities (any grade) was higher in ERBITUX in combination with radiation therapy compared with radiation therapy alone. The following sites were affected: salivary glands (65%/56%), larynx (52%/36%), subcutaneous tissue (49%/45%), mucous membranes (48%/39%), esophagus (44%/35%), skin (42%/33%), brain (11%/9%), lung (11%/8%), spinal cord (4%/3%), and bone (4%/5%) in the ERBITUX and radiation versus radiation alone arms, respectively.

The incidence of Grade 3 or 4 late radiation toxicities were generally similar between the radiation therapy alone and the ERBITUX plus radiation therapy arms.

The most common adverse events seen in patients with carcinomas of the head and neck receiving ERBITUX in combination with radiation therapy (n=208) versus radiation alone (n=212) were mucositis-stomatitis (93%/94%), acneform rash (87%/10%), radiation dermatitis (86%/90%), weight loss (84%/72%), xerostomia (72%/71%), dysphagia (65%/63%), asthenia (56%/49%), nausea (49%/37%), constipation (35%/30%) and vomiting (29%/23%). The most common adverse events seen in patients receiving ERBITUX as a single agent (n=103) were acneform rash (76%), asthenia (45%), pain (28%), fever (27%) and weight loss (27%).

The most common adverse events seen in patients receiving ERBITUX with irinotecan (n=354) or ERBITUX as a single agent (n=420) were acneform rash (88%/90%), asthenia/malaise (73%/48%), diarrhea (72%/25%), nausea (55%/29%), abdominal pain (45%/26%), vomiting (41%/25%), fever (34%/27%), constipation (30%/26%), and headache (14%/26%).

References

(1)              www-dep.iarc.fr. April 2002.

(2)              Hunter KD et al. Profiling early head and neck cancer. Nat Rev Cancer. 2005 Feb; 5 (2): 127-35.

(3)              Bourhis J and Pinto H. Redefining ‘State of the Art’ in Head and Neck Cancer. Oral presentation, 6th International Conference on Head and Neck Cancer 7-11 August 2004.

(4)              Forastiere A, Koch W, Trotti A, Sidransky D, et al. Head and neck cancer. N Engl J Med 2001:345(26), 1890-1900.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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